Exhibit 99.1

Sense Technologies, Inc. Enters Letter of Intent for Acquisition of Business Assets

(Grand Island, NE) Sense Technologies, Inc. (OTC: SNSFG) announced today that it entered into a nonbinding letter of intent (the "Letter of Intent") with R and D USA, LLC for the acquisition of business assets comprising R and D, USA, LLC's means of production of soy meal and soy oil products and non-GMO products, certified organic products, refined oils, agricultural oils, and other related specialty fertilizer crop products, including all intellectual and intangible property related thereto.

At present, the Company intends to structure the transaction as a sale of the Business Interests to a wholly-owned subsidiary of the Company, in consideration for which the Company shall initially raise $350,000 for the purpose of working capital for the soybean processing mill, and issue to R and D, USA, LLC common shares in the Company.  The shares will be issued in two tiers of a number of common shares of the Company to be determined before entering the definitive agreement.

The Letter of Intent is nonbinding as to the consummation of the proposed acquisition transaction with any obligation to proceed with such a transaction to be included in a definitive agreement to be negotiated between the parties.

The execution of a definitive agreement is conditional on Sense Technologies, Inc. and R and D USA, LLC satisfactorily completing their respective due diligence reviews.

The proposed transaction may be subject to the approval of our shareholders and the approval of R and D USA, LLC.  The approvals needed will depend on the transaction structure contained in any definitive agreement that may be entered into.  We cannot provide any assurance that the required approvals will be granted, and in the event they are not, we will not be able to proceed with the transaction.

Any consummation of the proposed transaction will need to be performed in compliance with applicable securities laws and regulations, and may require the filing of comprehensive disclosure documents which may add to the expense and time needed for the completion of the transaction.

Our management cautions investors against making investment decisions based on any expectation that the proposed transaction will be consummated, or that the proposed transaction will result in any short-term increase in share value, because, in its view, such expectations are speculative.

"We recently completed our capital restructuring in-part to accommodate mergers and/or acquisitions, so the timing of this opportunity is quite suitable" said Bruce Schreiner, Sense Technologies, Inc.'s President.  "It is a further step in our plan to re-establish the trading of our common shares on a national formal, centralized exchange".

About Sense Technologies, Inc.
Sense Technologies develops and markets backing awareness products for safety. For additional information, visit www.sensetech.com.

This press release consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. In particular, there is no assurance that the parties will reach a definitive agreement for the proposed transaction or that the transaction will be completed. Additionally, no assurance can be provided that the terms of any transaction will be similar to those contemplated by the Letter of Intent. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events, or otherwise.